Exhibit 10.1
Purchase and Sale Agreement
And Joint Escrow Instructions

TO:	First American Title Insurance Company	Escrow No.
	2425 E. Camelback Road, Suite 300	Escrow Officer:	Neil Moffett
	Phoenix, Arizona 85016	Telephone No.:	602/567-8100
		Facsimile No.:	602/567-8101
		Email:	nmoffett@firstam.com
     This Purchase and Sale Agreement and Joint Escrow Instructions (this “Agreement”), dated as of June 29, 2009 (the “Effective Date”), is by and between AZPRO DEVELOPMENTS, INC., an Arizona corporation (“Seller”), and SHOPOFF ADVISORS, L.P., a Delaware limited partnership (“Buyer”), and constitutes an agreement for the purchase and sale of real property and joint escrow instructions directed to First American Title Insurance Company (as “Escrow Holder”) to establish an escrow (the “Escrow”) to accommodate the transaction contemplated hereby.
RECITALS:
     A. Seller owns approximately 200 gross acres of land situated in the Town of Buckeye (the “Town”), County of Maricopa (the “County”), State of Arizona, as more particularly described in Exhibit “A” attached hereto and incorporated herein by this reference (the “Land”).
     B. The term “Appurtenant Rights” shall mean all of Sellers’ right, title and interest, if any, in and to any rights and appurtenances pertaining to the Land, development rights (including without limitation, tentative maps, site plan approvals, permits and authorizations issued by federal and state regulatory agencies), roads, alleys, easements, streets and ways appurtenant to the Land, rights of ingress and egress thereto. The Appurtenant Rights also include the right to use the unregistered name “Desert Moon Estates”. The Land and the Appurtenant Rights shall sometimes hereinafter be referred to collectively as the “Property”.
     C. Seller wishes to sell the Property to Buyer, and Buyer wishes to purchase the Property from Seller, all under the terms and conditions contained herein.
     NOW THEREFORE, in consideration of the foregoing recitals, and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:
     1. Purchase and Sale. Seller agrees to sell the Property to Buyer and Buyer agrees to purchase the Property from Seller, on and subject to the terms and conditions hereinafter set forth.
     2. Purchase Price. The “Purchase Price” for the Property shall be Three Million Dollars ($3,000,000.00) all cash at Closing (as hereinafter defined).
     3. Payment of Purchase Price. The Purchase Price shall be paid as follows:
     a. Not later than 5:00 PM (Phoenix Time) on the third (3rd) business day following the Effective Date, Buyer, as a condition precedent to this Agreement becoming a binding agreement between the parties, shall deposit into the Escrow by confirmed wire transfer of immediately available federal funds, the amount of Fifty Thousand Dollars ($50,000.00) (the “First Deposit”).

     b. If Buyer has elected to proceed with the purchase of the Property prior to or upon expiration of the Due Diligence Period (defined below), Buyer shall deposit into Escrow by confirmed wire transfer of immediately available federal funds, the additional sum of One Hundred Thousand Dollars ($100,000.00) (the “Second Deposit”). The First Deposit and the Second Deposit shall become non-refundable to Buyer upon Escrow Holder’s receipt of the Second Deposit, except upon a termination of this Agreement as a result of (i) Seller’s material default under this Agreement occurring prior the Close of Escrow, or (ii) the failure of any material condition precedent to Buyer’s obligation to purchase the Property expressly stated herein.
     c. If Buyer fails to deposit the First Deposit or the Second Deposit within the time period provided for above, Seller may at any time prior to Escrow Holder’s receipt of the First Deposit or Second Deposit, as applicable, terminate this Agreement and the Escrow by giving written notice to Buyer and Escrow Holder, in which case this Agreement shall be null and void ab initio and in such event Escrow Holder will immediately deliver to Seller all copies of this Agreement in its possession and, thereafter, neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement. The First Deposit, together with the Second Deposit shall sometimes collectively be referred to herein as the “Deposit”. The Deposit and all interest on that portion of the Deposit while in Escrow during the term of this Agreement, shall be credited in favor of Buyer against the Purchase Price for the Property upon the Close of Escrow, but shall be (i) paid to Seller if Seller is entitled to receive the Deposit in accordance with this Agreement, or (ii) returned to Buyer if Buyer is entitled to a return of the Deposit in accordance with this Agreement.
     d. The balance of the Base Purchase Price for the Property, together with Buyer’s share of costs to be paid and pro-rations to be made pursuant to Section 13 and Section 14 of this Agreement, shall be deposited by Buyer into the Escrow by confirmed wire transfer of immediately available federal funds, no later than 3:00 P.M. (Phoenix Time) on the last business day before the Close of Escrow and shall be disbursed to Seller by Escrow Holder upon the Close of Escrow.
     4. Opening and Close of Escrow.
     a. Opening of Escrow. For the purposes of this Agreement, the “Opening of Escrow” shall mean the date that Escrow Holder receives the First Deposit and executed counterpart copies (delivered or by facsimile transmission) of this Agreement signed by Buyer and Seller. Escrow Holder shall notify Buyer and Seller, in writing, of the date of Opening of Escrow. Buyer and Seller agree to execute, deliver and be bound by any reasonable and customary supplemental instructions that may be reasonably requested by Escrow Holder or that may be necessary or convenient to consummate the transaction contemplated hereby; provided, however, that such supplemental instructions shall be consistent with and shall not supersede this Agreement and in all cases this Agreement shall control.
     b. Close of Escrow. For purposes of this Agreement, the “Close of Escrow” with respect to the Property shall mean the date on which a Special Warranty Deed executed by Seller conveying the title to the Land, substantially in the form attached hereto as Exhibit “B” (the “Warranty Deed”), is recorded in the Official Records of the County.
     c. Date of Close of Escrow; Outside Date. The Close of Escrow for the Property shall occur on July 30, 2009 at the office of Escrow Holder or at such other location in Phoenix, Arizona, at the parties may mutually agree in writing.

     5. Buyer’s Contingencies. For the benefit of Buyer, Buyer’s obligation to consummate the transaction contemplated in this Agreement shall be expressly subject to and contingent upon Buyer’s written approval or written waiver of each of the following contingencies (“Contingencies”).
     a. Title Matters.
     i. First American Title Insurance Company (the “Title Company”) has been requested to issue a title commitment (the “Title Commitment”) covering the Land, together with copies of all exceptions referred to in the Title Commitment. Prior to the expiration of the Due Diligence Period, Buyer shall notify Seller in writing (the “Title Objections Notice”) of those title exceptions, if any, which Buyer is unwilling to accept (such exception[s] being herein called, collectively, the “Un-permitted Exceptions”); provided, however, Seller shall remove, and Buyer shall not be required to object to, any and all monetary liens and encumbrances executed by Seller affecting the Property and any judgment lien naming Seller as a defendant or mechanics’ liens recorded against the Property relating to work initiated by Seller (excluding non-delinquent taxes, bonds and assessments and excluding monetary obligations arising out of or relating to the Development Agreements (defined below) and the CC&Rs (defined below)) (collectively, “Seller’s Monetary Liens”). Notwithstanding anything to the contrary herein, in no event shall the title review period specified in this Section 5.a, extend the past the date of expiration the Due Diligence Period (defined below).
          Seller discloses to Buyer that (a) the Land is subject to the Development Agreements (collectively, the “Development Agreements”) and the Declaration of Covenants, Conditions and Restrictions regarding membership in the Central Arizona Groundwater Replenishment District (the “CC&Rs”) described below, and (b) that the Property will be subject to any and all assessments and other amounts payable after the Close of Escrow pursuant to the Development Agreements and/or the CC&Rs, including any assessments imposed upon the Land by virtue of any assessment districts referred to in the Development Agreements or by virtue of the CC&Rs:
     (1) Development and Reimbursement Agreement Concerning the Payment of Engineering and other Professional Fees Pertaining to the Formation of an Assessment District within a Community Facilities District (Sewer and Effluent Lines), recorded in the Official Records of Maricopa County, Arizona on May 28, 2004, at Instrument No. 2004-0610172;
     (2) Development and Reimbursement Agreement Concerning the Payment of Engineering and other Professional Fees Pertaining to the Formation of an Assessment District within a Community Facilities District (Wastewater Treatment Plant), recorded in the Official Records of Maricopa County, Arizona on June 25, 2004, at Instrument No. 2004-0726243;
     (3) The Watson Road Community Facilities District (Town of Buckeye, Arizona) Waiver and Development Agreement Pertaining to Assessment District No. 1, recorded in the Official

Records of `Maricopa County, Arizona, on October 19, 2005, at Instrument No. 2005-1559019, and re-recorded on November 15, 2005, at Instrument No. 2005-1727787 (the “Waiver Agreement”) and related documents recorded at Instrument No. 2005-1559020, Instrument No. 2005-1559021, 2005-1570264 and Instrument No. 2005-1864436;
     (4) Declaration of Covenants, Conditions and Restrictions for Desert Moon Estates Regarding Membership in the Central Arizona Groundwater Replenishment District recorded in the Official Records of Maricopa County, Arizona on April 11, 2006, at Instrument No. 2006-0483225; and
     (5) Water Facilities Offsite Extension Agreement dated January 25, 2008, between Seller, Buckeye 60, LLC, Armstrong Miller, LLC, CVS 5934 AZ, LLC, Great American Capital/Miller MarketPlace, LLC, and Buckeye 40, LLC and Valencia Water Company (the “Company”) (the “Valencia Offsite Agreement”) and related Letter Agreement dated January 14, 2008 between Seller and the Valencia Water Company (the “Letter Agreement”).
     ii. Within two (2) days after the Seller receives Buyer’s Title Objection Notice, Seller shall notify Buyer in writing (a “Title Objection Response”) whether it is unable or unwilling to remove any Un-permitted Exceptions identified in Schedule 3 or the Supplemental Title Objection Notice, as applicable, it being understood and agreed by Buyer that Seller shall have no obligation to remove any Un-permitted Exceptions. In either event, Buyer shall have the right, as its sole remedy for such inability or unwillingness of Seller, by delivery of written notice to Seller within two (2) days following receipt of notice from Seller of its election not to remove such Un-permitted Exceptions, to either (1) terminate this Agreement and the Escrow by written notice delivered to Seller and Escrow Holder (in which event the termination provisions of Section 12 below shall apply), or (2) accept title to the Property subject to such Un-permitted Exceptions without an abatement in or credit against the Purchase Price, in which event such Un-permitted Exceptions shall then become Permitted Exceptions. The failure of Buyer to deliver any written notice of election under this Section 5.a.ii within five (5) business days following receipt of written notice from Seller of its election not to remove such Un-permitted Exceptions shall conclusively be deemed to be an election under clause (1) of the preceding sentence. During the term of this Agreement, Seller shall not record any items against title to the Property or otherwise enter into any binding agreement encumbering title to the Property except as expressly permitted by this Agreement, without obtaining the prior written approval of Buyer, which shall not be unreasonably withheld, conditioned or delayed.
     iii. If, as of the Close of Escrow, in addition to Seller’s Monetary Liens, there are any monetary liens or encumbrances affecting the Land that Seller has agreed (in the exercise of its sole discretion and without any obligation) to discharge under this Agreement (collectively, the “Un-Permitted Liens”), Seller shall cause the discharge of the same at Seller’s sole expense, either by way of payment or by alternative manner reasonably satisfactory to Seller and the Title Company, and the same shall not be deemed to be Un-permitted Exceptions.
     iv. The Property shall be sold and conveyed subject to the following exceptions to title (collectively, the “Permitted Exceptions”):
     1. those matters specifically set forth in Schedule B to the Title Commitment that are accepted by Buyer as provided in this Agreement, other than Seller’s Monetary Liens and any Un-Permitted Liens;
     2. all laws, ordinances, rules and regulations of the United States, the State of Arizona, the County, the Town or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property (each, a “Governmental Authority”), as the same may now exist or may be hereafter modified, supplemented or promulgated;
     3. all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any; provided that such items are not yet due and payable and are apportioned as provided in this Agreement;
     4. any Un-permitted Exception which Seller is unwilling or unable to remedy as provided in this Agreement if this Agreement is not terminated by Buyer as a result thereof pursuant to Section 5.a.ii above;
     5. Any matter (including any lien, encumbrance or easement) voluntarily imposed or consented to in writing by Buyer prior to or as of the Close of Escrow; and
     6. Such state of facts as may be shown on an accurate and accurate survey or by inspection of the Property.
     v. In the event Buyer requests any endorsements to the Title Policy (“Buyer Requested Title Endorsements”), the issuance of any such Buyer Requested Title Endorsements shall not be deemed to be a condition to closing the transaction contemplated, except to the extent the Title Company, prior to the end of the Due Diligence Period, commits in writing to issue such Buyer Requested Title Endorsements and in no event shall Seller be obligated to provide any indemnity or other document or undertake any obligation in order to cause the Title Company to issue the same (other than for mechanic’s liens); provided, however, that Seller will reasonably cooperate, at no cost or liability to Seller, with Buyer and the Title Company in connection with the issuance of the Title Policy and Buyer Requested Title Endorsements, as the case may be.
     b. Due Diligence Reviews. Commencing on the Effective Date and ending at 5:00 PM (Phoenix Time) on July 20, 2009 (the “Due Diligence Period”), Buyer shall have the opportunity to review and investigate the Property, in Buyer’s sole discretion, which review and investigation may include, without limitation, the following matters:
     i. The adequacy and condition of the Land and the adequacy of all utilities to the Property, including, but not limited to, power, water, gas, telephone, cable and sanitary sewer.

     ii. The condition of the soils and the geologic, environmental and engineering conditions of the Property, based on any and all soils, engineering, environmental or geologic tests, reports and studies which Buyer desires to perform, which reports, tests and studies shall be performed at Buyer’s sole cost and expense in compliance with the provisions of Section 18 below.
     iii. Any documents, instruments and agreements in Seller’s possession or control relating to the currently intended use or development of the Property but excluding confidential financial data and work product (the “Property Information Materials”), including without limitation any geo-technical reports, engineering reports, civil engineering drawings (in electronic PDF or CADD form), lotting studies, tentative maps, site plans, surveys (including any existing ALTA surveys in Seller’s possession), a phase I environmental audit, traffic studies and drainage studies, which items have been delivered by Seller to Buyer, or made available to Buyer by Seller, prior to the Effective Date. Such reports, surveys, investigations, audits or studies have been provided or made available to Buyer as an accommodation only, and Seller makes no representation as to the accuracy or completeness of any of such reports, surveys, investigations, audits or studies (except as otherwise may be expressly stated in Section 7(a) below). Notwithstanding the foregoing, Seller has made available to Buyer and will continue to make available to Buyer for inspection during the Due Diligence Period, any and all known information in Seller’s possession or reasonably available to Seller regarding the physical condition or legal entitlements with respect to the Property, during the term of this Agreement. Seller agrees to instruct its consultants and their employees to be available to Buyer openly discuss the Due Diligence Materials prepared by or used by such consultants, but Buyer shall not have the right to request that such consultants perform additional work unless at Buyer’s sole cost and expense. Seller agrees to provide to Buyer complete copies of all permit applications submitted by Seller or its consultants and all relevant correspondence relating to all regulatory permits affecting the Property promptly following Seller’s receipt of same.
     All of the documents, instruments and agreements identified in Section 5.b. above and any other information delivered to the Buyer by Seller relating to the Property shall be referred to herein as the “Due Diligence Materials”.
     c. Buyer’s Election. If, prior to the expiration of the Due Diligence Period, Buyer deposits into Escrow the Second Deposit, then Buyer shall be deemed to have unconditionally approved the condition of the Property as provided in this Agreement (but subject to closing conditions as set forth in Section 10 below, otherwise, Buyer shall be deemed to have disapproved the condition of the Property, in which event the termination provisions of Section 12 of this Agreement shall apply.
     During the term of this Agreement, Seller further agrees to provide to Buyer, promptly following its receipt of same, copies of any additional Due Diligence Materials (being documents, reports, etc. which relate in a material way to the current physical condition of the Land) not available to Seller as of the Effective Date of this Agreement.
     6. “AS-IS” SALE. Buyer acknowledges and agrees that Buyer is experienced in the purchase and development of land similar to the Property and that Buyer has inspected the Property, or will, during the Due Diligence Period, inspect the Property, to its satisfaction, and is qualified to make such inspections. Except for Seller’s express representations to Buyer in this Agreement, Buyer acknowledges that it is fully relying on Buyer’s (or Buyer’s representatives’ or consultants’) inspections of the Property and not upon any statements (oral or written) which may have been made or may be made (or purportedly made) by Seller or any of its representatives or consultants, including, without limitation, the Recitals set forth above in this Agreement. No person acting on behalf of Seller is authorized to make, and by execution hereof Buyer acknowledges no person has made, any representation, statement, warranty, guaranty, or promise regarding the Property or the transaction contemplated herein, or the zoning, construction, physical condition or other status of the Property except as may be expressly set forth in this Agreement. Buyer acknowledges that Buyer, or Buyer’s representatives and/or consultants, will have the opportunity to thoroughly inspect and examine the Property to the extent deemed necessary by Buyer in order to enable Buyer to evaluate the condition of the Property and all other aspects of the Property (including, but not limited to, the environmental condition of the Property), and except to the extent of Seller’s representations set forth herein, Buyer acknowledges that Buyer will rely solely upon its own (or its representatives’ or consultants’) inspections, examinations and evaluations of the Property, as a material part of the consideration of this Agreement and the purchase of the Property.
          EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER IS SELLING THE PROPERTY “AS IS” AND “WITH ALL FAULTS” AND THAT NEITHER SELLER NOR ITS AGENTS HAVE MADE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, REGARDING ANY MATTER PERTAINING TO THE PROPERTY OR ITS USE INCLUDING: (I) THE PHYSICAL CONDITION, ZONING, USE, VALUE, INTENDED USE, OR OTHER CONDITION OF THE PROPERTY; (II) ITS MERCHANTABILITY; (III) ITS FITNESS FOR A PARTICULAR PURPOSE; (IV) THE PHYSICAL CONDITION, ZONING, USE, VALUE, INTENDED USE, OR OTHER CONDITION OF ANY NEIGHBORING PROPERTY; OR (V) THE CLASSIFICATION OF THE PROPERTY FOR AD VALOREM PURPOSES. UPON THE CLOSING, BUYER WAIVES, AND RELEASES SELLER FROM, ALL PRIVATE RIGHTS OF ACTION UNDER FEDERAL, STATE, LOCAL, AND COMMON LAW, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT, WHICH BUYER MAY HAVE AGAINST SELLER ARISING OUT OF THE PAST OR PRESENT (AS OF THE DATE HEREOF) PRESENCE OF HAZARDOUS WASTE OR SUBSTANCES ON THE PROPERTY OR ARISING OUT OF THE PHYSICAL CONDITION OF THE PROPERTY OR ANY NEIGHBORING PROPERTY. BUYER FURTHER ASSUMES THE RISK OF ALL CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO THE PRESENCE OF HAZARDOUS WASTES OR CONDITIONS WHICH MAY NOT BE REVEALED IN ANY ENVIRONMENTAL REPORT PROVIDED TO OR OBTAINED BY BUYER UNDER THIS AGREEMENT.
THAT BY INITIALLING BELOW, THE BUYER ACKNOWLEDGES THAT (I) THIS SECTION 6 HAS BEEN READ AND FULLY UNDERSTOOD, (II) THE BUYER HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE, AND (III) THE BUYER HAS ACCEPTED AND AGREED TO THE TERMS SET FORTH IN THIS SECTION 6.

TJ	WAS
SELLER’S INITIALS	BUYER’S INITIALS
     7. Seller’s Representations, Warranties and Covenants.
     a. Seller hereby represents and warrants to Buyer, which representations and warranties shall be true and correct as of the Effective Date and as of the date of the Close of Escrow, and which shall survive the Close of Escrow for a period of six (6) months, as follows:

     i. Seller is a corporation duly organized, validly existing and in good standing under Arizona law. Seller has the legal power, right and authority to enter into this Agreement and the instruments to be executed by Seller pursuant to this Agreement and to consummate the transactions contemplated hereby. No consent of any third party is required in order for Seller to perform its obligations hereunder.
     ii. All requisite action has been taken by Seller in connection with Seller’s execution of this Agreement and the instruments to be executed by Seller pursuant to this Agreement and the consummation of the transactions contemplated hereby.
     iii. The individuals executing this Agreement and the instruments to be executed by Seller pursuant to this Agreement on behalf of such entity have the legal power, right and actual authority to bind Seller to the terms and conditions of this Agreement and such instruments.
     iv. Neither the execution and delivery of this Agreement and the documents referenced herein, nor the undertaking of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement or the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Seller is a party.
     v. Except as otherwise provided in Section 32 below, all consultants, contractors and suppliers who provided materials and/or services/labor with respect to the Property or its contemplated development have been paid in full.
     vi. To Seller’s knowledge, there is not pending or overtly threatened in writing, from any federal, state, county or local authority any notice, suit, or judgment relating to any violation of any statute, ordinance, law or code with respect to the Property.
     vii. Except as may be disclosed in any environmental assessment or report provided to or obtained by Buyer, Seller has not caused or knowingly authorized the presence, placement, generation, transportation, storage, release, treatment or disposal on the Land of any hazardous substance, and has not received any notice from any governmental authority stating or indicating the existence or occurrence of any of the foregoing.
     viii. Seller has not entered into any leases or contracts which will affect or burden the Land following the Close of Escrow, and to Seller’s knowledge, there are no leases, contracts or other agreements which will affect or burden the Land following the Close of Escrow, except for matters disclosed in or pursuant to this Agreement.
     ix. To Seller’s knowledge, except as otherwise disclosed to Buyer in writing, the Property Information Materials do not contain any material inaccuracy or any material omission which would render such Property Information Materials materially misleading.
     x. To Seller’s knowledge: (i) there presently is not any environmentally hazardous substances or above- or below-ground storage tanks on the Land; (ii) Seller has not received any notification from any governmental entity or agency regarding any alleged non-compliance of the Land with applicable laws and/or regulations relating to environmentally hazardous substances; and (iii) there is no pending or threatened litigation, proceedings or investigations before any governmental entity or agency in which the presence, placement, generation, transportation, storage, release, treatment or disposal of any environmental hazardous substance on or in the Property has been alleged.
     For purposes of this Section, “Seller’s knowledge” shall refer to the actual, personal knowledge of Terry Johnson (who Seller represents is the most knowledge person within Seller’s organization regarding the Property and its development potential), without any duty of inquiry or investigation and without imposition of any individual liability on such representative of Seller. In the event a representation or warranty of Seller as stated above is true as of the Effective Date, but due to the occurrence of a change in circumstances of which Seller actually becomes aware between the Effective Date and the Close of Escrow, cannot be stated truthfully by Seller in all material respects upon the Close of Escrow, Seller shall not be in breach of this Agreement by reason thereof, provided Seller promptly after learning of the same and prior to the Close of Escrow, notifies Buyer in writing of such change in circumstances or the date of Close of Escrow, whichever is first to occur. In such event, Buyer shall have the right, by written notice to Seller and Escrow Holder within five (5) business days of learning of such changed circumstance, to either (x) waive such changed circumstances (which shall be deemed given if Buyer authorizes Escrow Holder to close Escrow) and proceed to close Escrow with Seller’s relevant representation or warranty deemed qualified to exclude the changed circumstances, or (y) deem such change in circumstances a failure of a condition precedent to Buyer’s obligation to purchase the Property and terminate this Agreement and the Escrow, in which event the termination provisions of Section 12 below shall apply.
     8. Buyer’s Representations, Warranties and Covenants. Buyer hereby represents, warrants and covenants to Seller, which representations and warranties shall be true and correct as of the Effective Date and as of the date of the Close of Escrow, and which shall survive the Close of Escrow for a period of six (6) months, as follows:
     a. Buyer has the legal power, right and authority to enter into this Agreement and the instruments to be executed by Buyer pursuant to this Agreement and to consummate the transactions contemplated hereby.
     b. All requisite action has been taken by Buyer in connection with Buyer’s execution of this Agreement, the instruments to be executed by Buyer pursuant to this Agreement, and the consummation of the transactions contemplated hereby.
     c. The individuals executing this Agreement and the instruments to be executed by Buyer pursuant to this Agreement on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions of this Agreement and such instruments.
     d. Neither the execution and delivery of this Agreement and the documents referenced herein, nor the undertaking of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement and the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Buyer is a party.

     9. Title Insurance. It shall be a condition to the Close of Escrow for Buyer’s benefit that the Title Company shall have unconditionally committed to issue to Buyer an ALTA standard coverage owner’s policy of title insurance (the “Title Policy”) in the amount of the Base Purchase Price, showing fee simple title to the Land to be vested in Buyer free and clear of all liens and encumbrances other than the Permitted Exceptions. Seller shall pay the premium for the issuance of the Title Policy. Buyer, at Buyer’s sole option so long as the Close of Escrow is not thereby delayed, may elect to obtain and require as a condition to the Close of Escrow an ALTA extended coverage Title Policy, provided Buyer timely prepares an ALTA survey satisfactory to the Title Company. In such event, Seller shall pay for the standard coverage portion of the premium for the Title Policy and Buyer shall pay the portion of the cost of the Title Policy attributable to extended coverage, including the cost of any Buyer Requested Title Endorsements.
     10. Conditions to Close of Escrow.
     a. Buyer’s obligation to purchase the Property and close Escrow is subject to and conditioned upon the satisfaction of the following conditions on or before the Close of Escrow, as indicated below (Seller agrees to use commercially reasonable efforts to complete the identified items, but Seller’s failure to complete the identified items notwithstanding such efforts shall not constitute a default by Seller under this Agreement):
     i. The Title Company shall be committed to issue the Title Policy for the Property to Buyer in accordance with the requirements of Section 9 above;
     ii. The physical condition of the Property shall not have changed in any material, adverse manner;
     iii. The representations and warranties of Seller shall be true and correct on the Closing Date, and Seller shall not be (or deemed to be) in material breach of any representation or warranty given by Seller under Section 7.a above;
     iv. Seller shall not otherwise be in default in the performance of any of its material obligations under this Agreement.
     v. The requirements of Section 32 below have been satisfied as of the Close of Escrow.
     b. Seller’s obligation to sell the Property and close the Escrow is subject to and conditioned upon the satisfaction of the following conditions on or before the Close of Escrow:
     i. The representations and warranties of Buyer shall be true and correct on the Closing Date, and Buyer shall not be in material breach of any representation or warranty given by Buyer under Section 8 above;
     ii. Buyer shall have timely executed and delivered to Escrow Holder the items described in Section 11.b below;
     iii. Buyer shall have deposited into the Escrow all funds required to pay the Purchase Price and Buyer’s share of pro-rations and closing costs;
     iv. the Title Company shall be committed to issue the Title Policy to Buyer in accordance with the requirements of Section 9 above; and

     v. Buyer shall not be in default of any other obligation of Buyer under this Agreement.
     11. Deliveries to Escrow Holder.
     a. Seller shall execute and deliver or cause to be delivered to Escrow Holder by 5:00 P.M. (Phoenix time) on the last business day before the date of the Close of Escrow the following instruments, and documents (“Seller Closing Deliveries”):
     i. The Warranty Deed, in recordable form, duly executed and acknowledged by Seller;
     ii. a General Assignment, substantially in the form attached hereto as Exhibit “C” (the “Assignment”);
     iii. a Certification of Non-Foreign Status (the “Certification”), substantially in the form attached hereto as Exhibit “D”, and any Arizona required certifications; and
     iv. any other instruments and documents which Seller is obligated to execute and deliver into the Escrow under this Agreement.
     b. Buyer shall execute (and have notarized where appropriate) and deliver or cause to be delivered to Escrow Holder by 5:00 P.M. (Phoenix time) on the last business day before the date of the Close of Escrow the following (“Buyer Closing Deliveries”):
     i. all sums that Buyer is required to deliver to Escrow Holder pursuant to Section 3.d to close the Escrow;
     ii. A letter to Valencia Water Company in the form attached hereto as Exhibit “E”; and
     iii. any other instruments and documents which Buyer is obligated to execute and deliver to Escrow Holder pursuant to this Agreement.
     12. Termination. Whenever (i) a party has the right to terminate this Agreement pursuant to an express provision of this Agreement, and notifies the other party and Escrow Holder, in writing, of its election to terminate the Agreement and the Escrow, or (ii) this Agreement and the Escrow automatically terminate pursuant to an express provision of this Agreement, then:
     a. This Agreement, the Escrow and the rights and obligations of Buyer and Seller under this Agreement shall terminate except as otherwise expressly provided in this Agreement;
     b. If neither Buyer nor Seller are in breach of this Agreement, each party shall be responsible to pay one-half of any cancellation charges payable to Escrow Holder and the Title Company; otherwise the breaching party shall be responsible for all such cancellation charges;
     c. Escrow Holder shall promptly return to Seller and Buyer all documents deposited by them into the Escrow, respectively;
     d. Buyer and/or Buyer’s Representatives (as hereinafter defined) shall promptly deliver to Seller all originals and copies of such information and all third party reports and studies obtained by Buyer and/or Buyer’s Representatives (without warranty as to accuracy or completeness and subject to the rights of third party consultants preparing such reports), except to that portion of such information already in the public domain (e.g., title reports, matters of public record, filings with public agencies);
     e. If Buyer is entitled to the return of the First Deposit (and if made, the Second Deposit) (i.e., Buyer terminates this transaction due to a breach by Seller of this Agreement or due to the failure of a condition precedent to Buyer’s obligation to purchase the Property as specified in Section 10.a above), then provided the terms of Section 12.d. above have been satisfied, as evidenced by written notice from Seller to Escrow Holder, Escrow Holder shall release the Deposit to Buyer; provided, if Escrow Holder shall have already disbursed the First and/or Second Deposit to Seller, then Seller shall first immediately return the First and/or Second Deposit, as applicable, to Escrow Holder so as to enable Escrow Holder to release the entire Deposit to Buyer (less one-half of any escrow cancellation charges, if applicable); and
     f. If Buyer is not entitled to the return of the First Deposit (and if made, the Second Deposit), then Escrow Holder shall release the First Deposit (and if made, the Second Deposit) to Seller.
     13. Costs and Expenses. The premium for the Title Policy shall be paid in accordance with the provisions of Section 9 above. The escrow fees of Escrow Holder shall be shared equally by Seller and Buyer. All recording costs shall be paid by Buyer. Buyer and Seller shall each pay their own legal and professional fees and fees of other consultants incurred in connection with this transaction. All other costs and expenses shall be paid according to the custom of real estate transactions consummated in the County, as determined by Escrow Holder, allocated equally between Buyer and Seller, except the costs of performing the obligations of each party to this Agreement, which costs shall be borne solely by the party incurring such costs. The provisions of this Section 13 shall survive the Close of Escrow or a termination of this Agreement.
     14. Pro-rations and Credits.
     a. Real property taxes and assessments with respect to the Land based upon the latest available tax information shall be pro-rated such that Seller shall be responsible for all such taxes and assessments levied against the portion of Land owned by such entity to and including the day prior to the Close of Escrow and Buyer shall be responsible for all such taxes and assessments levied against the Land from and after the date of the Close of Escrow. If the Land is not as of the Close of Escrow assessed as separate legal parcels, the parties shall in good faith fairly allocate a pro-rata share of the property taxes of the larger tax parcel of which the Land is a part based on previous tax bills.
     b. Within ninety (90) days after the Close of Escrow, (i) if any errors or omissions are made regarding adjustments and pro-rations as set forth above, the parties shall make the appropriate corrections promptly upon the discovery thereof, and (ii) if any estimates are made at the Close of Escrow regarding adjustments or pro-rations, the parties shall make the appropriate corrections promptly when accurate information becomes available; provided that neither party shall have the right to request apportionment or reapportionment of any items at any time following ninety (90) days after the Close of Escrow. The provisions of this Section 14.b shall survive the Close of Escrow.

     15. Disbursements and Other Actions by Escrow Holder. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner indicated:
     a. Escrow Holder shall cause the Warranty Deed to be recorded in the Official Records of the County, together with any other documents that the parties hereto may mutually direct and then immediately disburse the Purchase Price proceeds as follows and in the following order: (i) pay all closing costs to be paid through Escrow (including premium for the Title Policy, escrow fees and recording charges); (ii) pay in full or the required partial release relating to all notes secured by existing deeds of trust encumbering the Property, if any, for the account of Seller, in accordance with separate instructions or demands approved by Seller, (iii) after deducting closing costs and other payments chargeable to Seller, and deducting or adding (as appropriate) pro-rations for the account of Seller, disburse the balance of the Purchase Price due to Seller at Close of Escrow in accordance with separate wiring or other payment instructions delivered to Escrow Holder by Seller; and (iv) disburse any remaining funds to Buyer in accordance with separate wiring or other payment instructions delivered to Escrow Holder by Buyer.
     b. At Close of Escrow Holder shall (i) direct the Title Company to issue a Title Policy to Buyer; (ii) deliver to Buyer conformed copies of the Warranty Deed, originals of the other Seller Closing Deliveries and Buyer’s closing statement; and (iii) deliver to Seller conformed copies of the Warranty Deed, originals of the Buyer Closing Deliveries and Seller’s closing statement.
     16. Default.
          16.1 Seller’s Remedies Upon Buyer’s Default. If Buyer defaults under this Agreement prior to the Close of Escrow, the sole right and remedy of Seller, if Seller is not in default and has performed all of its obligations hereunder which are then due, shall be to terminate this Agreement and the Escrow, by notice to Buyer and Escrow Holder and to be paid the First Deposit, and if made, the Second Deposit, immediately upon such termination as liquidated damages. Buyer and Seller hereby acknowledge that actual damages in the event of such a default by Buyer would be difficult to calculate with certainty and agree that the First Deposit, and if made, the Second Deposit, is a reasonable approximation of actual damages. Seller waives and covenants not to assert any other rights and remedies for a default by Buyer. The provisions of the preceding sentences shall not limit Seller’s right to reimbursement for its costs and expenses incurred in enforcing this Agreement pursuant to Section 16.1 or Seller’s right to enforce any of Buyer’s indemnity or other obligations that expressly survive the Closing or termination of this Agreement.
          16.2 Buyer’s Remedies Upon Seller’s Default. If Seller defaults under this Agreement prior to the Close of Escrow, or any of Seller’s representations or warranties provided herein shall prove to be false or materially untrue, the sole rights and remedies of Buyer under this Agreement, if Buyer is not in material default and has performed all of its material obligations hereunder which are then due, shall be as follows:
     (a) Buyer may terminate this Agreement and the Escrow by written notice to Seller and Escrow Holder, whereupon the Deposit (and any other sums paid by Buyer on account of the Purchase Price) shall be promptly refunded to Buyer by Seller or Escrow Holder, as applicable; or

     (b) Sue for specific performance of Seller’s obligation to perform its obligations under this Agreement; provided, however, if specific performance is not available as a remedy for Buyer due to the intentional acts or omissions of Seller, the Deposit (and any other sums paid by Buyer on account of the Purchase Price) shall be promptly refunded to Buyer by Escrow Holder and Buyer shall be entitled to recover from Seller its actual damages, (plus any reasonable attorneys’ fees and costs incurred by Buyer to collect such damages), but shall not be entitled to recover special, exemplary, punitive or similar damages.
     17. Right of Entry.
     a. Buyer and Buyer’s agents, representatives, consultants, contractors and subcontractors (collectively, “Buyer’s Representatives”) shall have the right to enter upon the Land at all reasonable times during the term of this Agreement, in order to conduct such further investigations, tests and studies as Buyer shall reasonably deem necessary (the “Investigations”), so long as such activities do not unreasonably damage the Land. Prior to entry onto the Land, Buyer shall deliver to Seller a certificate or certificates evidencing insurance coverage for the contemplated activities on the Property has been obtained and is in effect. Buyer shall keep the Land free and clear of any mechanic’s liens or materialmen’s liens arising out of any such activities (and at Buyer’s sole expense, Buyer shall immediately discharge of record or bond around any such liens or encumbrances that are so filed or recorded, including, without limitation, liens for services, labor or materials furnished in connection with the activities of Buyer or Buyer’s Representatives on the Property). Further, Buyer hereby indemnifies and holds Seller harmless from and against any and all claims, demands, causes of action, losses, costs, liabilities and/or expenses (including, without limitation, attorneys’ fees and disbursements) to the extent caused by Buyer or Buyer’s Representatives in connection with any Investigations or other activities of Buyer or Buyer’s Representatives taken with respect to the Land and/or any liens or encumbrances filed or recorded against the Property as a result thereof; provided, however, that notwithstanding the foregoing, in no event shall Buyer be responsible for any environmental conditions existing on the Land and discovered by (but not caused or exacerbated by an act or knowing omission of) Buyer during the course of Buyer’s investigation of the Land, or any acts of Seller or Seller’s agents. The foregoing obligation shall survive the Close of Escrow or termination of this Agreement.
     b. During the term of this Agreement, Buyer shall:
     i. conduct any further Investigations of the Property deemed desirable by Buyer (but the subject transaction shall not be contingent upon the results of such Investigations);
     ii. promptly repair any damage to the Land resulting from Buyer’s Investigations and replace, refill and re-grade any holes made by Buyer in, or Buyer’s excavations of, any portion of the Property used for such Investigations so that the Land shall be in substantially the same condition that it existed in prior to such Investigations;
     iii. fully comply with all laws applicable to the Investigations and all other activities undertaken in connection therewith;
     iv. permit Seller to have a representative present during all Investigations undertaken hereunder;

     v. take all actions and implement all protections reasonably necessary to ensure that the Investigations and the equipment, materials, and substances generated, used or brought onto the Land in connection with the Investigations pose no threat to the safety or health of persons or the environment and cause no damage to the Land or other property of Seller or other persons; and
     vi. furnish to Seller, at no cost or expense to Seller (but without warranty as to accuracy, completeness or fitness for a particular purpose) and subject to any disclaimers or limitations on reliance imposed by third party consultants, copies of all surveys, soil test results, engineering, asbestos, environmental and other third party studies and reports relating to the Investigations which Buyer shall obtain with respect to the Land (Buyer shall be relieved of this obligation if this Agreement terminates due to a breach by Seller of a material obligation under this Agreement).
     The foregoing obligations shall survive the Close of Escrow or a termination of this Agreement.
     c. Without limiting the foregoing, in no event shall Buyer, without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, make any intrusive physical testing (environmental, geo-technical or otherwise) on the Land.
     18. Brokers. Buyer and Seller each warrant and covenant to the other that other than Dave Mullard of Nathan & Associates (“Broker”), whose commission shall be paid by Seller pursuant to a separate agreement, no fees or commissions are due or owing to any finders or brokers as a result of this transaction. Any commission payable by Seller to Broker shall be payable if and only if the Escrow closes. In the event the Close of Escrow fails to occur for any reason, Seller shall have no obligation to pay, and Broker shall have no right to receive, all or any portion of the commission or any monies, including, but not limited to, deposits paid or forfeited by Buyer. Joinder of Broker shall not be required for any amendment or termination of this Agreement. In the event of any other claim for brokers’ for finders’ fees or commissions in connection with the negotiations, execution or consummation of this Agreement or the purchase and sale of the Property, then Buyer shall indemnify, save harmless and defend Seller from and against any such claim based upon the alleged statement, representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer from and against any such claim based upon any alleged statement, representation or agreement by Seller. The provisions of this Section shall survive the Close of Escrow.
     19. Assignment. Buyer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer shall have the right to assign its interest under this Agreement to any corporation, partnership or limited liability company over which Buyer or its principals has or have managerial control and in which Buyer or its principals has or have a material economic interest, provided that in either instance the assignee unqualifiedly and fully assumes all the obligations of Buyer (including all post-closing obligations of Buyer as set forth in this Agreement) pursuant to a fully executed assignment and assumption agreement delivered to Seller not later than two (2) business days prior the Close of Escrow. Upon such transfer Shopoff Advisors, L.P. shall be released of any further obligations under this Agreement. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.
     20. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, telegraphed, delivered or sent by telecopy or reputable overnight courier (such as

Federal Express) and shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice, (ii) if mailed, four (4) business days after the date of posting by the United States post office, (iii) if sent by e-mail, when sent (except emails delivered after 5:00 PM in the time zone of the recipient’s office address shall be deemed delivered the next business day), (iv) if given by fax, when sent (except emails delivered after 5:00 PM in the time zone of the recipient’s office address shall be deemed delivered the next business day), or (v) if sent by reputable overnight courier (such as Federal Express, DHL or Overnight Express), one (1) business day after deposit with the overnight delivery service. Any notice, request, demand, direction or other communication sent by fax or e-mail must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing. The addresses of Buyer, Seller and Escrow Holder are as follows:

To Seller:	Azpro Developments, Inc.
c/o The Johnson Group
25455 0 32 Ave,
Aldergrove, British Columbia, V4W 2A2
Canada
	Attention:	Terry Johnson
	Telephone:	(604)-309-3443
	Facsimile:	(604)-552-0109
	Email:	t.r.johnson@shaw.ca

With a copy to:	James F. Byrne, Jr., Esq.
Byrne & Shaw, PLLC
21111 East Highland Avenue, Suite 215
Phoenix, Arizona 85016
	Telephone:	(602) 522-8147
	Facsimile:	(602) 522-8145
	Email:	jfb@jbyrnelaw.com

To Buyer:	c/o Shopoff Advisors, L.P.
8951 Research Drive
Irvine, California 92618
	Attention:	Mr. Tim McSunas
	Telephone:	(949) 417-9945
	Facsimile:	(949) 417-1399
tmcsunas@shopoff.com

With a copy to:	Gromet & Associates
114 Pacifica, Suite 250
Irvine, California 92618
	Attention:	Stevan J. Gromet, Esq.
	Telephone:	(949) 261-1110
	Facsimile:	(949) 261-1818
sjgromet@grometlaw.com

To Escrow Holder:	to the address given at the top of page 1 hereof
     Notices given by counsel to a party in accordance with the above shall be deemed given by such party.

     21. Required Actions of Buyer and Seller. Buyer and Seller shall execute all instruments and documents and take all other actions that may be reasonably required in order to consummate the purchase and sale herein contemplated, and shall use commercially reasonable efforts to accomplish the Close of Escrow in accordance with the provisions hereof.
     22. Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
     23. Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.
     24. Professional Fees. Subject to the provisions of Section 16 hereof, in the event of the bringing of any action or suit by either party against the other by reason of any breach of any of the covenants, representations or warranties of the other party under this Agreement, the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including, without limitation, actual attorneys’ fees, accounting and engineering fees, and other professional fees resulting therefrom.
     25. Entire Agreement; Amendment. This Agreement (including all recitals, exhibits and schedules attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, or supplemented, nor may any obligation hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. Any standard form escrow instructions required by Escrow Holder shall be construed as applying principally to Escrow Holder’s employment, and if there are conflicts between the terms of this Agreement and the terms of such standard form escrow instructions, the terms of this Agreement shall control.
     26. Time of the Essence. Time is of the essence with respect to each and every provision of this Agreement. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the next succeeding business day. As used herein, the term “business day” shall mean any day, other than a Saturday or Sunday, that Escrow Holder is open for business.
     27. Construction of Agreement. Headings at the beginning of each section and subsection of this Agreement are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice verse. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections and subsections are to sections and subsections in this Agreement. All recitals, exhibits and schedules referred to in this Agreement are attached and incorporated by this reference.

     28. Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.
     29. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
     30. Survival of Obligations. All of Buyer’s and Seller’s representations and warranties in this Agreement shall survive the Close of Escrow for a period of one (1) year; covenants of the parties expressly stated to survive the Close of Escrow shall survive until the obligations in question are discharged. All other obligations of Seller or Buyer not expressly stated to survive the Close of Escrow or not stated in the exhibit documents to be delivered upon the Close of Escrow shall be deemed discharged upon the Close of Escrow and the recordation of the Warranty Deed.
     31. Governing Law. The parties expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Arizona, without resort to conflict of law principles.
     32. Venue. Buyer and Seller hereby agree that the proper venue for any legal proceedings arising out of this Agreement shall be Maricopa County, Arizona.
     33. Satisfaction of Fees Due Core Group Engineering Consultants. The parties acknowledge that Core Group Engineering Consultants (“Core”) performed engineering and related consulting services to Seller in connection with the planned development of the Property and that Core is owed $100,000 for such services (the “Core Receivable”). Seller shall cause Core to submit into Escrow (and to concurrently provide a copy to Buyer), prior to the Close of Escrow, a written demand (with a copy of the unpaid invoices attached) by which Core shall represent to Buyer that the Core Receivable constitutes the entire amount owed by Seller to Core in connection with services rendered by Core to Seller with respect to the Property. Seller hereby instructs Escrow Holder to pay, out of Seller’s proceeds of sale, the amount of the Core Receivable to Core It is agreed that Buyer shall have no obligation or responsibility for the payment of the Core Receivable, and that Seller’s payment of the Core Receivable in full prior to or upon the Close of Escrow is a material consideration to Buyer to purchase the Property.
     34. Valencia Water Company Offsite Extension Agreement — Reimbursement. As of the Close of Escrow, Seller will have paid the Valencia Water Company the amount of Two Million Five Hundred Eighty Six Thousand Five Hundred Dollars ($2,586,500.00) pursuant to the Valencia Offsite Agreement and the Letter Agreement. To obtain water service to the Property the ultimate developer(s) of the Property will be required to enter into a Water Facilities Onsite Extension Agreement (the “Valencia Onsite Agreement”) with the Valencia Water Company, or its successors and assigns.
          Pursuant to the Valencia Offsite Agreement and the Letter Agreement, the payments made by Seller towards offsite facilities pursuant to the Valencia Offsite Agreement shall be subject to the same refunding terms described within the Valencia Onsite Agreement. Essentially, once all such facilities are conveyed to the Valencia Water Company, refunds to Participants, including Seller, under the Valencia Offsite Agreement and the Valencia Onsite Agreement shall begin in Year 4 from the date of such conveyance and shall continue annually for 22 years. Seller discloses to Buyer that Seller is entitled to a refund from the Valencia Water Company the entire amount of Two Million Five Hundred Eighty Six Thousand Five Hundred Dollars ($2,586,500.00) paid by Seller pursuant to the Valencia Offsite Agreement and the Letter Agreement (the “Refund Amount”), in accordance with the refunding terms described in the Valencia Offsite Agreement, the Letter Agreement and the Valencia Onsite Agreement, notwithstanding that Seller will not be the ultimate developer of the Property. At the Closing Buyer and Seller shall execute a letter to the Valencia Water Company, substantially in the form attached hereto as Exhibit “E”, confirming Seller’s entitlement to the entire Refund Amount, which letter shall be delivered to the Valencia Water Company by Escrow Holder immediately following the Close of Escrow.
          Buyer will give Seller (and cause its successor-in-interest to give Seller) written notice of execution of the Valencia Onsite Agreement within ten (10) days of execution of such agreement by Buyer (or its successor-in-interest).
          Buyer’s obligations under and the provisions of this Section 34 shall survive the Closing.
     35. IRS Real Estate Sales Reporting. Buyer and Seller hereby appoint Escrow Agent as, and Escrow Holder agrees to act as, “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e). Escrow Holder shall prepare and file all informational returns, including without limitation, IRS Form 1099-S and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e). Escrow Holder agrees to comply with the provisions of Executive Order 13224 regarding the Specially Designated Nationals Blocked Persons list. Escrow Holder shall indemnify, protect, hold harmless and defend Seller, Buyer and their respective attorneys for, from and against any and all claims, actions, costs, loss, liability or expense arising out of or in connection with the failure of Escrow Holder to comply with the provisions of this Section 35.
     36. 1031 Exchange(s). Buyer agrees to cooperate with Seller if Seller elects to consummate the transaction set forth in this Agreement as a “like-kind exchange” within the purview and meaning of section 1031 of the Internal Revenue Code of 1986, as amended (a “1031 Exchange”), including, without limitation, executing documents reasonably requested by such entity or entities to effectuate such 1031 Exchange which are in form and content acceptable to Buyer; provided, however, that:
     a. Buyer’s right to purchase the Property shall not be conditioned upon the consummation of the 1031 Exchange;
     b. In no event shall Seller be relieved from liability under this Agreement or any other escrow instructions, exhibits or documents to be executed in connection herewith;

     c. The consummation of the 1031 Exchange shall be at no liability, risk or expense to Buyer;
     d. The consummation of the 1031 Exchange shall not delay or extend the Close of Escrow; and
     e. Buyer shall not be obligated to take title to any real or personal property other than the Property.
     37. Interstate Land Sales Full Disclosure Act. To assure that Seller’s operations qualify for exemption from the Interstate Land Sales Full Disclosure Act (the “Land Sales Act”), Buyer represents and warrants that (i) Buyer is a duly organized and validly existing business entity; (ii) Buyer is purchasing the Land for its own use and development in the ordinary course of its business; (iii) Buyer has been represented in the negotiations regarding the subject purchase by a representative of its own choosing; (iv) Buyer does not intend for this transaction to be subject to the Land Sales Act; and (v) Buyer has personally inspected the Land prior to the execution of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement and Joint Escrow Instructions as of the date first above written.

SELLER:	AZPRO DEVELOPMENTS, INC., an Arizona corporation
	By:	/s/ Terry Johnson
		Name:	Terry Johnson
		Title:	President

BUYER:	SHOPOFF ADVISORS, L.P., a Delaware limited partnership

	By:	The Shopoff Corporation, a Delaware corporation, its
General Partner

By:	/s/ William A. Shopoff
	Name:	William A. Shopoff
	Title:	President and CEO

ESCROW HOLDER APPROVES THE ESCROW PROVISIONS AND SPECIFIC INSTRUCTIONS TO ESCROW HOLDER SET FORTH IN THE FOREGOING AGREEMENT AND AGREES TO ACT IN ACCORDANCE THEREWITH. SPECIFICALLY, ESCROW HOLDER UNDERSTANDS, ACKNOWLEDGES AND AGREES TO THE PROVISIONS OF SECTION 35 ABOVE.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Neil Moffett	Date: June 29, 2009

Neil Moffett, Escrow Officer